Exhibit 99.4

Restatement Clawback Policy

If the Board learns of any misconduct by an Executive Officer that contributed to the Company having to prepare a restatement of previously issued financial statements due to the material noncompliance by the Company with any financial reporting requirement under applicable securities laws or regulations, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.  In determining what remedies to pursue, the Board shall take into account all relevant factors, including whether the restatement was the result of negligent, intentional or gross misconduct.  The Board will, to the extent permitted by governing law, and as it determines appropriate, require reimbursement of any bonus or incentive compensation awarded to an Executive Officer after July 26, 2007, effect the cancellation of any stock awards granted to the Executive Officer after July 26, 2007, and/or require the payment of stock proceeds if:  a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, b) the Executive Officer engaged in intentional misconduct that caused or partially caused the need for the restatement, and c) the amount of the bonus or incentive compensation that would have been awarded to the Executive Officer had the financial results been properly reported would have been lower than the amount actually awarded.  In addition, the Board may dismiss the Executive Officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the Executive Officer’s obligations to OfficeMax as may fit the facts surrounding the particular case.  The Board may, in determining the appropriate punishment, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities.  The Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, any remedies which may be imposed by such entities.

 For the purposes of this policy, “Executive Officer” means any officer who has been designated an executive officer by the Board.